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                                                                   Exhibit 99.3



         CAUTIONARY STATEMENT CONCERNING FORWARD - LOOKING INFORMATION

Information included in the Current Report on Form 8-K dated March 27, 1996 of Apache Corporation (the "Company") and related exhibits, and certain oral statements of representatives of the Company regarding the proposed merger with The Phoenix Resource Companies, Inc., contain forward-looking statements including projections, estimates and expectations. These statements by their nature are subject to certain risks, uncertainties and assumptions and will be influenced by various factors. Should one or more of these forecasts prove incorrect, or underlying assumptions prove incorrect, actual results could vary materially.

This information includes (i) a Company analysis of the allocation of purchase consideration to various cost categories based on various estimates, (ii) Company estimates of oil and gas reserves by reserve category, (iii) estimates of the value of future production available for cost recovery of exploration and development activities and (iv) certain 1997 production estimates. Several key factors that have a direct bearing on the Company's ability to attain these estimates and projections or achieve expectations are discussed below:

(a) Proved reserve estimates included herein are based on Company analysis of reserves which meet the definition of "proved" under the Securities and Exchange Commission rules. Other reserve categories have been estimated by the Company. The estimates of future net cash flows and the value thereof are based upon assumptions of future production levels, prices and costs that may prove to be incorrect over time. Any significant variance from these assumptions could result in the actual quantity of the reserves and future net cash flows therefrom being materially different from the above estimates. Furthermore, such reserves may be subject to revisions based on production history, results of future exploration and development, prevailing oil and gas prices, operating and developmental costs, and other factors.

(b) The initial oil and gas prices used in the estimates included herein are $17 per barrel of oil and $2.40 per MMBtu for gas without escalation. Prices for oil in the Egyptian concessions are sold on the world market and subject to world oil price fluctuations. Gas prices are based upon 85% of a benchmark oil price and will be subject to fluctuations in such price. Fluctuations in oil prices will impact estimates that are dependent upon future production values, including cost recovery value and other revenue related matters.

(c) The future cost recovery dollars included herein are based on estimated future production from proved and provable reserves. Substantially all of the provable reserves except for those described in (d) below are associated with additional recoveries from existing wellbores or additional recovery from waterflood projects.

(d) Approximately 10 MMBoe of reserves are attributable to gas discoveries on the Khalda concession which, to be deemed "proved", require the construction and completion of gas pipelines still in the planning stages and the negotiation and execution of a gas contract. Allocated value placed on these reserves assume market availability through a planned pipeline projected for completion in 1999. Factors such as market availability and competition from fuels may affect the timing of the pipeline project.

(e) Estimates of 1997 production assume oil production levels from the Qarun concession at 35,000 barrels per day (gross). Unanticipated start-up problems with the Qarun production system could delay full production at projected rates.